Exhibit 99.1

LENOX GROUP INC. – NON-EXECUTIVE CHAIR DESCRIPTION

The duties and responsibilities of the Non-Executive Chair of Lenox Group Inc. encompass the following:

1.	Presiding over Board meetings and the annual Shareholder meetings.

2.

Ensuring that regular executive sessions of the independent directors take place, and presiding over those sessions. As part of this duty, you should ensure that the independent directors have adequate time to fully consider and discuss the Company’s performance, Management’s effectiveness and such other issues that they deem important, outside of the presence of Company management, and that they have access to independent legal, financial and other advisors as needed.

3.	Being available to serve as a liaison between the non-management Directors and the CEO and other members of Company management.

4.

Helping to develop, in collaboration with the CEO, and approving, the agendas for Board meetings. Helping to develop, and approving, the scheduling of Board meetings to ensure that sufficient time is allocated for discussion of all agenda items.

5.	Ensuring that information flows openly between the CEO and other members of management and the Board.

6.	The authority and responsibility to call special meetings of the full Board, the independent directors or Committees, as appropriate outside of the regularly scheduled Board meetings.

7.

Lead responsibility on the Board to assign tasks to the appropriate Committees, ensure that the Committees are appropriately constituted, are meeting as required or desirable, and that they are fulfilling their functions.

8.	Overseeing CEO evaluation process consistent with Committee procedures.

9.

Lead responsibility to see that appropriate response is taken (whether by a Committee of the Board or the independent directors) in connection with any allegation of impropriety, misconduct, appearance of wrongdoing, breach of duties, conflict of interest, and so forth, involving the Company or its management, including the conduct of an appropriate investigation, the retention of independent legal and other advisors, and a report to the Board and if appropriate to proper authorities and regulatory bodies.

10.	Leading the Board in anticipating and responding to crisis.

11.	Such other duties as the Board, or the independent directors, may provide.